    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                24/7 MEDIA, INC.
             (Exact name of Registrant as specified in its Charter)

                       DELAWARE                                                13-3995672
            (State or other jurisdiction of                                 (I.R.S. Employer
            incorporation or organization)                               Identification Number)

                           1250 BROADWAY, 28TH FLOOR
                            NEW YORK, NEW YORK 10001
                                 (212) 231-7100
              (Address, including zip code, and telephone number,
       Including Area Code, Of Registrant's Principal Executive Offices)
                           --------------------------

                                 DAVID J. MOORE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                24/7 MEDIA, INC.
                           1250 BROADWAY, 28TH FLOOR
                            NEW YORK, NEW YORK 10010
                                 (212) 231-7100
                               FAX (212) 760-1081
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service
                                  of process)
                           --------------------------

                                   COPIES TO:
                         MARK E. MORAN, GENERAL COUNSEL
                                24/7 MEDIA, INC.
                           1250 BROADWAY, 28TH FLOOR
                            NEW YORK, NEW YORK 10010
                                 (212) 231-7100
                               FAX (212) 760-2811
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE ON OR AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                              PROPOSED           REGISTRATION
                                                    PROPOSED              MAXIMUM              MAXIMUM             AMOUNT OF
                                                  AMOUNT TO BE        OFFERING PRICE          AGGREGATE            OFFERING
      TITLE OF EACH CLASS OF SECURITIES            REGISTERED          PER SHARE(1)           PRICE(1)              FEE(1)
Common Stock, par value $.01 per share.......   1,349,563 shares          $41.34             $55,790,934            $15,510

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock as reported on the Nasdaq National Market on October 28, 1999.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED OCTOBER 29, 1999

PROSPECTUS

                                24/7 MEDIA, INC.

                                1,349,563 SHARES
                                OF COMMON STOCK

    This prospectus relates to the public offering, which is not being underwritten, of 1,349,563 shares of our common stock that are held by the stockholders listed on pages 14 and 15. The stockholders may offer their shares of common stock through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares.

    Our common stock is listed on the Nasdaq National Market, under the symbol "TFSM." On October 28, 1999, the last reported sale price for the common stock was $41 7/8 per share.

                            ------------------------

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE
         "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is           , 1999

                               TABLE OF CONTENTS

                                                                  PAGE
                                                                  ----
24/7 MEDIA..................................................       3
RISK FACTORS................................................       5
FORWARD-LOOKING INFORMATION.................................      13
USE OF PROCEEDS.............................................      13
SELLING STOCKHOLDERS........................................      14
PLAN OF DISTRIBUTION........................................      16
INCORPORATION BY REFERENCE..................................      18
WHERE YOU CAN FIND MORE INFORMATION.........................      18
LEGAL MATTERS...............................................      19
EXPERTS.....................................................      19

                                   24/7 MEDIA

    We are an Internet advertising and direct marketing firm that enables both advertisers and Web publishers to capitalize on the many opportunities presented by Internet advertising, direct marketing and electronic commerce. We generate revenue primarily by selling advertisements and promotions for our client Web sites and email lists. In particular, we operate:

    - the 24/7 Network, a network of over 300 high profile Web sites to which we delivered an aggregate of more than 2 billion advertisements in June 1999;

    - the ContentZone, a network of over 3,000 small to medium-sized Web sites to which we delivered an aggregate of more than 60 million advertisements in June 1999;

    - the 24/7 Media Europe Network, a network of over 150 Web sites, through our majority owned subsidiary, 24/7 Media Europe N.V. , delivering over 300 million advertisements in June 1999;

    - the 24/7 Canada Network, a network of over 75 Web sites in Canada, through our wholly-owned subsidiary, Clickthrough Interactive Inc.;

    - one of the Internet's largest cooperative "opt-in" email databases, through our 24/7 Mail division; and

    - 24/7 Profilz-TM-, our online co-op database of Web user profiles used to deliver targeted online banner advertisements and email campaigns.

    In addition, we are supporting the development of the 24/7 Media Asia Network of Web sites through an agreement with China.com Corporation, a publicly traded corporation. Furthermore, we have entered into a cross promotion and equity exchange agreement with ShopNow.com, a publicly traded corporation, pursuant to which we acquired approximately 15% ownership interest in ShopNow.com. ShopNow.com provides e-commerce services, an online shopping network, creative design services, and product fulfillment to approximately 30,000 merchants. Under the agreement, we co-brand our Click2Buy transactional advertising banner service with ShopNow.com's e-commerce Web site, an online shopping destination. Each party receives a share of the other party's revenues generated under the cross promotion agreement.

    We believe that advertisers seek to place Internet ads in ways to maximize unduplicated "reach," which is the number of unique Web users that visit a Web site or group of Web sites at least once in a given month. According to Media Metrix, our networks of Web sites reached 55.5% of all U.S. Internet users in September 1999. We believe that this reach figure is among the highest in the Internet advertising industry.

    We plan to aggressively recruit Web sites and email lists, both domestically and internationally, to expand our business. We expect this strategy to further extend our reach, provide advertisers with a broad and diverse base of online content and Web page views, and improve our brand awareness and visibility with media buyers.

    In addition, as online advertisers and direct marketers increase their use of the Internet, they seek solutions and technologies that allow them to efficiently deliver highly targeted advertisements. Our customized solutions allow advertisers and direct marketers to tailor their ad campaigns to reach desired audiences, while reducing costs, easing time pressures and alleviating the need to purchase a series of ad campaigns from numerous Web sites. We are currently working on several initiatives to increase our ad targeting capabilities, including the development of our Profilz-SM- database and proprietary ad serving technology.

    As Internet traffic grows, owners of Web sites increasingly seek to maximize the value of their online advertising inventory. Our extensive sales and marketing experience provides Web sites access to media buyers at large ad agencies and enables them to sell advertising without incurring the costs and challenges associated with building and maintaining their own ad sales force.

    Our senior management team includes several individuals with over fifteen years of experience in advertising sales in the television and proprietary online network industries. Other members of senior management contribute extensive knowledge of the technology that causes advertisements to be delivered to Web sites, or ad serving technology, and data base targeting. We leverage our media sales and technology expertise to maximize the value of ad campaigns for both advertisers and our Web sites.

    Our principal executive offices are located at 1250 Broadway, 28th Floor, New York, New York 10001. Our telephone number is (212) 231-7100. We currently have offices in 28 cities in 15 countries. Our company's main Web site address is www.247media.com < http://www.247media.com/ > . Information contained on our Web site is not part of this prospectus.

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THIS CASE, THE PRICE OF OUR SECURITIES COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

WE HAVE A LIMITED OPERATING HISTORY ON WHICH AN INVESTOR CAN EVALUATE OUR
BUSINESS

    None of our predecessor companies had an operating history of more than four years. We, therefore, have a limited operating history. You must consider the risks, expenses and difficulties typically encountered by companies with limited operating histories, particularly companies in new and rapidly expanding markets such as Internet advertising. These risks include our ability to:

    - develop new relationships and maintain existing relationships with our Web sites, advertisers, and other third parties;

    - further develop and upgrade our technology;

    - respond to competitive developments;

    - implement and improve operational, financial and management information systems; and

    - attract, retain and motivate qualified employees.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE SEVERAL COMPANIES THAT WE HAVE
ACQUIRED

    We were formed in January 1998 to consolidate three Internet advertising companies and have since acquired numerous companies and other majority interests in other companies. In combining these entities, we have faced risks and continue to face risks of integrating and improving our financial and management controls, ad serving technology, reporting systems and procedures, and expanding, training and managing our work force. This process of integration may take a significant period of time and will require the dedication of management and other resources, which may distract management's attention from our other operations.

OUR DEVELOPMENT OF A NEXT GENERATION AD SERVING TECHNOLOGY MAY NOT BE SUCCESSFUL AND MAY CAUSE BUSINESS DISRUPTION

    We are currently developing a next generation ad serving technology that is intended to serve as our sole ad serving solution. To complete this development, we must, among other things, ensure that this technology will function efficiently at high volumes, interact properly with our Profilz-SM- database, offer all the functionality demanded by our customers and assimilate our sales and reporting functions. This development effort could fail technologically or could take more time than expected. Even if we successfully address all of these challenges, we must then work with our Web sites to transition them to our new system, which would also create a risk of business disruption and loss of any of our Web sites.

LOSS OR FAILURE OF OUR THIRD PARTY AD SERVING TECHNOLOGY COULD DISRUPT OUR BUSINESS

    Unless and until the development of and transition to our own ad serving technology is complete, we will be primarily dependent on AdForce, Inc. to deliver ads to our networks and Web sites. If such service becomes unavailable, fails to serve our ads properly, or fails to produce the frequent operational reports required, our business would be adversely affected.

    Additionally, our use of multiple systems to serve ads requires us to employ significant effort to prepare information for billing, Web site statements and financial reporting. We are upgrading our systems to integrate a new accounting system with our ad serving technologies to improve our accounting, control and reporting methods. Our inability to upgrade our existing reporting systems and streamline our procedures may cause delays in the timely reporting of financial information.

WE ANTICIPATE CONTINUED LOSSES AND WE MAY NEVER BE PROFITABLE

    We incurred net losses of $25.4 million, $14.4 million and $12.4 million for the year ended December 31, 1998, the six months ended June 30, 1999 and the six months ended June 30, 1998, respectively, and each of our predecessors had net losses in every year of their operation. We anticipate that we will incur operating losses for the foreseeable future due to a high level of planned operating and capital expenditures. Although our revenue has grown rapidly in recent periods, such growth may not continue and may not lead to profitability.

OUR FUTURE REVENUES AND RESULTS OF OPERATIONS MAY BE DIFFICULT TO FORECAST

    Our results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. These factors include:

    - the addition of new or loss of current advertisers or our Web sites;

    - changes in fees paid by advertisers;

    - changes in service fees payable by us to Web sites in our networks, or ad serving fees payable by us to third parties;

    - the introduction of new Internet advertising services by us or our competitors;

    - variations in the levels of capital or operating expenditures and other costs relating to the expansion of our operations; and

    - general economic conditions.

Our future revenues and results of operations may be difficult to forecast due to the above factors.

    In addition, our expense levels are based in large part on our investment plans and estimates of future revenues. Any increased expenses may precede or may not be followed by increased revenues, as we may be unable to, or may elect not to, adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

    As a result we believe that period-to-period comparisons of our results of operations may not be meaningful. You should not rely on past periods as indicators of future performance. In future periods, our results of operations may fall below the expectations of securities analysts and investors, which could adversely affect the trading price of our common stock.

OUR REVENUES ARE SUBJECT TO SEASONAL FLUCTUATIONS

    We believe that our revenues are subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year. Expenditures by advertisers tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. Our revenue could be materially reduced by a decline in the economic prospects of advertisers or the economy in general, which could alter current or prospective advertisers' spending priorities or budget cycles or extend our sales cycle.

OUR BUSINESS MAY BE ADVERSELY AFFECTED AND MAY NOT GROW IF THE INTERNET ADVERTISING MARKET DOES NOT CONTINUE TO DEVELOP

    The Internet as an advertising medium has not been in existence for a sufficient period of time to demonstrate its effectiveness. Our business would be adversely affected if the Internet advertising market fails to continue to develop. There are currently no widely accepted standards to measure the effectiveness of Internet advertising. We cannot be certain that such standards will develop to sufficiently support Internet advertising as a significant advertising medium. Actual or perceived ineffectiveness of online advertising in general, or inaccurate measurements or database information in particular, could limit the long-term growth of online advertising and cause our revenue levels to decline.

    Banner advertising, from which we currently derive most of our revenues, may not be an effective advertising method in the future. We cannot be certain that any other forms of Internet advertising will be developed or accepted by the market. Even if new methods are developed, we may not be able to take advantage of them.

GROWTH OF OUR BUSINESS DEPENDS ON THE DEVELOPMENT OF ONLINE DIRECT MARKETING

    Adoption of online direct marketing, particularly by those entities that have historically relied upon traditional means of direct marketing, such as telemarketing and direct mail, is an important part of our business model. Intensive marketing and sales efforts may be necessary to educate prospective advertisers regarding the uses and benefits of our products and services to generate demand for our direct marketing services. Enterprises may be reluctant or slow to adopt a new approach that may replace, limit, or compete with their existing direct marketing systems. In addition, since online direct marketing is emerging as a new and distinct market apart from online advertising, potential adopters of online direct marketing services will increasingly demand functionality tailored to their specific requirements. We may be unable to meet the demands of our clients.

LOSS OF OUR MAJOR CLIENT WEB SITES WOULD SIGNIFICANTLY REDUCE OUR REVENUES AND HARM OUR BUSINESS

    The 24/7 Network generates substantially all of our revenues and it consists of a limited number of our Web sites that have contracted for our services under agreements cancelable generally upon a short notice period. Loss of our major Web sites would significantly reduce our revenues. For the year ended
December 31, 1998, approximately 47% of the 24/7 Network's and the CliqNow Network's (which network was subsequently merged into the 24/7 Network) advertising revenues were derived from advertisements on our top ten Web sites. For the year ended December 31, 1998, the top ten Web sites included AT&T WorldNet Service, Netscape Communications, Encompass, Reuters, Comedy Central, TreeLoot, EarthLink, MapQuest, The Mining Company and Live World Productions. We experience turnover from time to time among our Web sites, and we cannot be certain that the Web sites named above remain or will remain associated with us.

LOSS OF OUR MAJOR CLIENT WEB SITES COULD LOWER OUR REACH LEVELS AND HARM OUR BUSINESS

    Our Web sites generally measure satisfaction by acceptable revenue levels, high levels of customer service and timely and accurate reporting. Levels of traffic on our Web sites may not remain consistent or increase over time, and we may be unable to replace any departed Web site with another Web site with comparable traffic patterns and user demographics. The loss or reduction in traffic on these Web sites may cause advertisers or Web sites to withdraw from the 24/7 Network which in turn could lower our reach levels.

LOSS OF OUR MAJOR ADVERTISERS OR AD AGENCIES WOULD REDUCE OUR REVENUES AND HARM OUR BUSINESS

    We generate our revenues from a limited number of advertisers and ad agencies that purchase space on our Web sites. Loss of our advertisers or ad agencies would reduce our revenues. We expect that a limited number of these entities may continue to account for a significant percentage of our revenues for the foreseeable future. For the year ended December 31, 1998, our top ten advertisers and ad agencies accounted for an aggregate of approximately 38% of the 24/7 Network's and CliqNow Network's advertising revenues.

    Advertisers and ad agencies typically purchase advertising under purchase order agreements that run for a limited time. We cannot be certain that current advertisers and ad agencies will continue to purchase advertising from us or that we will be able to attract additional advertisers and ad agencies successfully, or that agencies and advertisers will make timely payment of amounts due to us.

COMPETITION IN THE INTERNET ADVERTISING AND RELATED MARKETS IS INTENSE AND IS LIKELY TO INCREASE, AND OUR FAILURE TO SUCCESSFULLY COMPETE MAY HINDER OUR GROWTH

    The markets for Internet advertising and related products and services are intensely competitive and such competition is expected to increase. Our failure to successfully compete may hinder our growth. We believe that our ability to compete depends upon many factors both within and beyond our control, including:

    - the timing and market acceptance of new products and enhancements of existing services developed by us and our competitors;

    - changing demands regarding customer service and support;

    - shifts in sales and marketing efforts by us and our competitors; and

    - the ease of use, performance, price and reliability of our services and products.

    Many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than ours. We compete for Internet advertising revenue with large Web publishers and web search engine companies, such as America Online, @Home/Excite, Lycos, Microsoft, Infoseek and Yahoo! Further, our networks compete with a variety of Internet advertising networks such as Doubleclick, AdSmart, Flycast and Burst. We also compete with providers of ad serving companies such as AdForce, and other online direct marketing companies. We cannot be certain that we will be able to successfully compete against current or future competitors.

    In addition, the Internet must compete for a share of advertisers' total budgets with traditional advertising media, such as television, radio, cable and print. To the extent that the Internet is perceived to be a limited or ineffective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budgets to Internet advertising, which could limit the growth of Internet advertising.

TECHNOLOGICAL CHANGE MAY RENDER OUR SERVICES OBSOLETE AND WE MAY BE UNABLE TO ADAPT TO TECHNOLOGICAL TRENDS AND INDUSTRY STANDARDS

    The Internet market is characterized by rapidly changing technology, evolving industry standards, frequent new product announcements and enhancements, and changing customer demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards could render our products and services obsolete. Our success depends on our ability to adapt to rapidly changing technologies and to improve the performance, features and reliability of our services and products in response to changing customer and industry demands. Furthermore, we may experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of services. New services or enhancements to existing services may not adequately meet the requirements of our current and prospective advertisers and our Web sites or achieve any degree of significant market acceptance.

WE DEPEND ON THE CONTINUED VIABILITY OF THE WEB INFRASTRUCTURE

    Our success depends upon the ability of the Internet infrastructure to support increased number of users. The performance and reliability of the Web may decline as the number of users increases or the bandwidth requirements of users increase. The timely development of products such as high speed modems and communications equipment will be necessary to continue reliable Web access for our users.

Even if such infrastructure or complementary products, services or facilities are developed, we may be required to incur substantial expenditures to adapt our services to changing or emerging technologies.

    Furthermore, the Web has experienced outages and delays as a result of damage to portions of its infrastructure. Such outages and delays, including those resulting from Year 2000 problems, could adversely affect Web sites and the level of traffic on our networks.

WE DEPEND ON THIRD PARTIES TO MAINTAIN OUR CRITICAL SYSTEMS

    Our primary computer hardware and software is housed at GlobalCenter, Inc., a third party provider of Internet communication services. Any damage from fire, power loss, telecommunications failures, vandalism and other malicious acts, human error, and similar unexpected events could adversely affect our business. Any proprietary or third party ad server system failure, including failures that delay the delivery of advertisements to Web sites, could reduce customer satisfaction.

    In addition, failure of our telecommunications providers to provide the data communications capacity in the time frame required by us could cause interruptions in the services we provide. Large increases in the volume of advertising delivered through our ad servers could strain the capacity of the software or hardware we deploy, which could lead to slower response time or system failures. Despite precautions taken by us, unanticipated problems affecting our computer and telecommunications systems in the future could cause interruptions in the delivery of our services.

WE MAY BE UNABLE TO CONTINUE TO SUCCESSFULLY MANAGE RAPID GROWTH

    We have experienced rapid growth and expansion in operations that have placed a significant strain on our managerial, operational and financial resources. We have grown from approximately 60 employees on a pro forma basis as of September 30, 1997 to approximately 400 employees as of September 15, 1999. We expect the number of employees to increase in the future. To successfully compete in the evolving Internet industry, we must:

    - continue to improve our financial and management controls;

    - enhance our reporting systems and procedures;

    - continue to scale our ad serving systems and upgrade their functional capabilities; and

    - expand, train and manage our work force.

    We cannot be certain that our systems, procedures or controls will be adequate to support our expanding operations, or that management will be able to respond effectively to such growth. Our future results of operations also depend on the expansion of our sales, marketing and customer support departments.

ACQUISITIONS OR STRATEGIC INVESTMENTS MAY DIVERT MANAGEMENT ATTENTION AND CONSUME RESOURCES

    We intend to continue pursuing selective acquisitions of businesses, technologies and product lines as a key component of our growth strategy. Any future acquisition or investment may result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt and amortization expenses related to goodwill and other intangible assets.

    In addition, acquisitions involve numerous risks, including:

    - the difficulties in the integration and assimilation of the operations, technologies, products and personnel of an acquired business;

    - the diversion of management's attention from other business concerns;

    - the availability of favorable acquisition financing for future acquisitions; and

    - the potential loss of key employees of any acquired business.

    Our inability to successfully integrate any acquired company could adversely affect our business.

OUR INTERNATIONAL EXPANSION MAY POSE NEW LEGAL AND CULTURAL CHALLENGES

    We have operations in a number of international markets. To date, we have limited experience in marketing, selling and distributing our solutions internationally. International operations are subject to other risks, including:

    - changes in regulatory requirements;

    - reduced protection for intellectual property rights in some countries;

    - potentially adverse tax consequences;

    - general import/export restrictions relating to encryption technology and/or privacy;

    - difficulties and costs of staffing and managing foreign operations;

    - political and economic instability;

    - fluctuations in currency exchange rates; and

    - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world.

    In addition to these factors, due to our minority stake in the 24/7 Media Asia Network, we are relying on China.com Corporation to conduct operations, establish our network, aggregate Web publishers and coordinate sales and marketing efforts. The success of the 24/7 Media Asia Network is directly dependent on the success of China.com Corporation and its dedication of sufficient resources to our relationship.

IF WE LOSE OUR CEO, PRINCIPAL SALES MANAGERS OR OTHER SENIOR MANAGERS WE MAY NOT BE ABLE TO GROW OUR BUSINESS

    Our success depends upon our senior management and key sales and technical personnel, particularly David J. Moore, Chief Executive Officer, and Jacob I. Friesel, Executive Vice President. The loss of the services of one or more of these persons could materially adversely affect our ability to develop our business. Our success also depends on our ability to attract and retain qualified technical, sales and marketing, customer support, financial and accounting, and managerial personnel. Competition for such personnel in the Internet industry is intense, and we cannot be certain that we will be able to retain our key personnel or that we can attract, integrate or retain other highly qualified personnel in the future. We have experienced in the past, and may continue to experience in the future, difficulty in hiring and retaining candidates with appropriate qualifications, especially in sales and marketing positions. Although we have not experienced any material impact from the difficulty in hiring and retaining qualified employees, our business may be materially impacted in the future from such hiring difficulties.

WE RELY ON PROPRIETARY RIGHTS THAT MAY NOT ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY

    We rely upon patent, trademark, copyright and trade secret laws to protect our intellectual property. Our trademark registrations or patent applications may not be approved or granted or may be successfully challenged by others or invalidated through administrative process or litigation. If our trademark and patent registrations are not approved or granted due to the prior issuance of trademarks and patents to third parties or for other reasons, we may be unable to enter into arrangements with such third parties on commercially reasonable terms to allow us to continue to use such trademarks or patented information. We have pursued the protection of our trademarks by applying to register them in the United States and internationally. We own a registration for the 24/7 Media, Inc. trademark in the United States. Such patent, trademark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available.

    In addition, we protect our proprietary rights through confidentiality agreements with employees and affiliates and proprietary rights licensed to third parties. There is a risk that:

    - these agreements and licenses may not provide adequate protection of our proprietary rights;

    - our employees and affiliates may not keep such information confidential;
      and

    - this proprietary information will otherwise become known, or be independently developed by competitors.

WE MAY BE LIABLE FOR INFORMATION DISPLAYED ON AND COMMUNICATED THROUGH OUR WEB SITES

    We may be subjected to claims for defamation, negligence, copyright and trademark infringement or other theories relating to the information on our Web sites. Legal standards relating to the validity, enforceability and scope of protection of certain proprietary and other rights in Internet-related industries are uncertain and still evolving, and we cannot be certain as to the future viability or value of any of our proprietary rights within the industry. The steps we take to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our proprietary rights. Claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us and our business partners could subject us to significant liability for damages and could result in invalidation of our proprietary rights and, even if not meritorious, could be time-consuming and expensive to defend, and could result in the diversion of management time and attention. These and other claims have been brought against Internet companies in the past.

PRIVACY CONCERNS MAY PREVENT US FROM SELLING DEMOGRAPHICALLY TARGETED
ADVERTISING

    We are developing our Profilz-SM- database to collect data derived from user activity on our networks and from other sources. We cannot be certain that any trade secret, copyright or other protection will be available for such data or that others will not claim rights to such data. We must also keep information regarding Web publishers confidential under our contracts with Web publishers.

    Ad serving technology enables the use of identifying data, or cookies, to deliver targeted advertising, to help compile demographic information, and to limit the frequency with which an advertisement is shown to the user. Cookies are placed on the user's hard drive without the user's knowledge or consent. Any reduction or limitation in the use of cookies could limit the effectiveness of our sales and marketing efforts and impair our targeting capabilities. Due to privacy concerns, some Internet commentators, advocates and governmental bodies have suggested that the use of cookies be limited or eliminated.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD ADDITIONAL BURDENS TO OUR DOING BUSINESS ON THE INTERNET

    Due to the increasing popularity of the Web, laws and regulations applicable to Internet communications, commerce and advertising are becoming more prevalent. The adoption or modification of such laws or regulations could inhibit the growth in use of the Web and decrease the acceptance of the Web as a communications and commercial medium, which could have a material adverse effect on our business, results of operations and financial condition.

    Further, due to the global nature of the Web, governments of states or foreign countries may attempt to regulate our Internet transmissions or levy sales or other taxes relating to our activities. We cannot be certain that violations of local laws will not be alleged by applicable governments or that we will not violate such laws or new laws will not be enacted in the future. Moreover, the applicability of existing laws governing issues such as property ownership, libel and personal privacy is uncertain in regards to the Internet.

FAILURE OF OUR COMPUTER SYSTEMS TO PROPERLY RECOGNIZE THE YEAR 2000 COULD DISRUPT THE OPERATION OF OUR BUSINESS AND TECHNICAL SYSTEMS

    We depend upon complex computer systems for all phases of our operations. The failure of any of our software or systems to be Year 2000 compliant could prevent us from being able to deliver advertisements or could disrupt our financial and management controls and reporting systems. We cannot assure you that all of our material operating software and systems will be Year 2000 compliant. Additionally, we cannot be certain that unanticipated costs associated with any Year 2000 compliance will not exceed our present expectations.

    Our ad servers and our customers may also be impacted by Year 2000 complications. Any failure by us, our ad servers or our customers to make their products Year 2000 compliant could result in:

    - a decrease in sales of our products;

    - an increase in the allocation of resources to address Year 2000 problems without additional revenue commensurate with such dedication of resources; or

    - an increase in litigation costs relating to losses suffered by our customers due to such Year 2000 problems.

OUR PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS CAN ACT TOGETHER TO SUBSTANTIALLY INFLUENCE OUR BUSINESS AND POLICIES

    The directors and executive officers and their affiliates beneficially own approximately 30% of the outstanding common stock. As a result, these stockholders are able to exercise substantial control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in our control.

SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK AFTER THIS OFFERING COULD DECREASE OUR STOCK PRICE AND OUR ABILITY TO RAISE CAPITAL

    Sale of a large number of shares could decrease the market price of our common stock and our ability to raise capital. As of June 30, 1999 we had 20,207,800 shares of common stock outstanding, excluding (a) 2,225,828 shares subject to options outstanding as of that date under our 1998 stock incentive plan, which options are exercisable at prices ranging from $.30 to $63.75 per share, and (b) outstanding warrants to purchase 3,291,067 shares of common stock, which warrants are exercisable at prices ranging from $1.60 to $26.05 per share. No prediction can be made as to the effect, if any, that future sales of common stock will have on the market price of common stock prevailing from time to time. In addition, the filing of a registration statement with respect to the common stock will trigger piggyback registration rights held by some of our stockholders. Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect prevailing market prices for our common stock.

OUR SHARE PRICE MAY CONTINUE TO BE VERY VOLATILE, AS IS TYPICAL OF INTERNET-RELATED COMPANIES

    The trading price of our common stock has fluctuated widely in its short history and is likely to continue to be highly volatile and subject to wide fluctuations caused by, among other things:

    - investors' perceptions;

    - variations in quarterly results of operations;

    - the gain or loss of significant advertisers or Web sites;

    - changes in our revenue or earnings estimates by industry analysts;

    - announcements of technological innovations or new services by us or our competitors; or

    - general conditions in the economy in general or in Internet-related industries.

    The stock market in general has experienced extreme price and volume fluctuations that have affected the market price for many Internet and technology companies and that have been unrelated to the operating performance of these companies. These market fluctuations may have a material adverse effect on the market price of our common stock and could lead to securities class action litigation being instituted against us.

                           FORWARD LOOKING STATEMENTS

    This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" above and elsewhere in, or incorporated by reference into, this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS

    The selling stockholders are offering all of the shares of common stock covered by this prospectus. We will not receive any proceeds from the sale of these shares.

                              SELLING STOCKHOLDERS

    The following table sets forth the number of shares owned by each of the selling stockholders as of October 20, 1999. All information contained in the table below is based upon information provided to us by the selling stockholders, and we have not independently verified this information. We are not able to estimate the amount of shares that will be held by the selling stockholders after the completion of this offering because the selling stockholders may offer all or some of their shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares. The following table assumes that all of the shares being registered will be sold. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

                                                              NUMBER OF SHARES   NUMBER OF SHARES
                                                                BENEFICIALLY      REGISTERED FOR
NAME OF SELLING STOCKHOLDER                                        OWNED           SALE HEREBY
---------------------------                                   ----------------   ----------------
Eric P. Allman and Marshall K. Musick, JTWROS(1)............        13,838             13,838
Charlie Bass, Trustee of The Bass Trust U/D/T(1)............         7,922              7,922
John T. and Peggy L. Beck(1)................................           820                820
Robin S. Bullock(1).........................................        15,943             15,943
Robin S. Bullock, Cust. Emily Bullock UGMA(1)...............        15,943             15,943
Robin S. Bullock, Cust. Eric Bullock UGMA(1)................        15,943             15,943
Timothy M. and Ellen M. Coleman(1)..........................         1,368              1,368
John and Kathleen Danielson(1)..............................         7,603              7,603
Prashant P. Devdhar(1)......................................         2,620              2,620
Roy M. Dudley(1)............................................         1,422              1,422
Dennis S. and Irene Hu Fernandez(1).........................         1,547              1,547
Hector Garcia-Molina(1).....................................         2,737              2,737
Michael A. and Susan G. Harrison(1).........................        29,375             29,375
Nearchos Irinarchos(1)......................................        15,166             15,166
Ivan Levinson(1)............................................           547                547
Robert E. Patterson(1)......................................         4,549              4,549
Michael and Julie Sears(1)..................................         1,149              1,149
Linda Soreff Seigel, Trustee
  Linda Soreoff Seigel Trust(1).............................        15,943             15,943
Linda Soreff Seigel, Trustee
  Moon Family GST Trust(1)..................................        15,943             15,943
Mendl Seigel, Trustee
  Mendl Seigel Trust(1).....................................       184,035            184,035
Stanford University(1)......................................           272                272
Mary Walsh(1)...............................................           456                456
Chaun Weng(1)...............................................         1,037              1,037
William Wells, Trustee Wells Family Trust(1)................        15,167             15,167
Jeffrey K. and Irene L. Wilkins(1)..........................       110,715            110,715
Tak Woon Yan(1).............................................         1,407              1,407
Jack Marshall Zoken and Mollee Sue Oxman Zoken(1)...........       267,035            267,035
Jay R. Aber(2)..............................................         3,750              3,750
Paine Webber International (UK) Ltd.(2).....................        73,125             73,125
Paul Conrad Chachko(3)......................................       619,796            206,597
Troy Scheer(3)..............................................        45,421             25,010
Ravi P. Yadav(3)............................................       413,197            137,731
Marcus Peterzell(3).........................................         5,348              5,348
Ramon Estevez(3)............................................         5,761              5,761

                                                              NUMBER OF SHARES   NUMBER OF SHARES
                                                                BENEFICIALLY      REGISTERED FOR
NAME OF SELLING STOCKHOLDER                                        OWNED           SALE HEREBY
---------------------------                                   ----------------   ----------------
Hartley Singer(3)...........................................         4,036              4,036
Kimberly J. Bamford(3)......................................         3,379              3,379
David Conrad Chachko(3).....................................         3,391              3,391
Dale Going(3)...............................................         1,611              1,611
Kent Rippey(3)..............................................           539                539
Mezzanine Financial Fund, L.P.(3)...........................        11,583              3,860
John Mazzacco(3)............................................       124,885             41,628
Robert M. Skoro(3)..........................................       124,885             41,628
Kauppamainous Oy(4).........................................        17,781             17,781
Interaktiivinen Satama Oy(4)................................        10,251             10,251
Via Media Oy(4).............................................         4,355              4,355
JMK-Invest Oy(4)............................................         4,434              4,434
Asko Piekkola(4)............................................         4,434              4,434
Keikki Leskinen(4)..........................................           412                412
                                                                 ---------          ---------
    TOTAL...................................................     2,232,876          1,349,563
                                                                 =========          =========

------------------------

(1) Shares issued in the acquisition of Sift, Inc., a California corporation, in March 1999.

(2) Shares issued in the acquisition of ClickThrough Interactive Services, Inc., a Canadian corporation, in July 1999.

(3) Shares issued in the acquisition of Music Marketing Network, Inc. (ConsumerNet), a New Jersey corporation, in August 1999.

(4) Shares issued in the acquisition of Netbooking OY, a Finnish corporation, by our subsidiary, 24/7 Media Europe NV, in August 1999.

    The above stockholders received their shares of common stock pursuant to one of the acquisitions set forth in the footnotes above. The stockholders who received their shares in connection with the acquisition of Sift are parties to an agreement and plan of merger, dated March 8, 1999, pursuant to which we agreed to register their shares in any registration statement that we filed after the date of the agreement and plan of merger. The stockholders who received their shares in connection with the acquisition of ClickThrough Interactive are parties to a registration rights agreement, dated July 26, 1999, pursuant to which we agreed to file a registration statement on or prior to October 31, 1999, and to keep such registration statement effective for a period of one year. The stockholders who received their shares in connection with the acquisition of ConsumerNet are parties to a registration rights agreement, dated August 17, 1999, pursuant to which we agreed to file a registration statement on or prior to November 17, 1999 for certain holders named in the agreement and on or prior to February 17, 2000 for other holders named in the agreement, and in each case, to keep such registration statement effective for a period of two years. The stockholders who received their shares in connection with the acquisition of Netbooking are parties to a registration rights agreement, dated August 26, 1999, pursuant to which we agreed to file a registration statement on or prior to February 26, 2000, and to keep such registration statement effective for a period of one year.

    Several of the above stockholders currently hold positions with 24/7 Media or its subsidiaries. Jeff Wilkins, Jay Aber, Paul Chachko and Troy Scheer are each employed by 24/7 Media, Inc. in positions of vice president or above.

    This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

                              PLAN OF DISTRIBUTION

    We are registering the common stock on behalf of the above selling stockholders. As used in this prospectus, the term "selling stockholders" includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as pledgors, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. We will not receive any of the proceeds of this offering.

    The selling stockholders are offering shares of common stock that they received in connection the above acquisitions. This prospectus covers their resale of up to 1,349,563 shares of common stock.

    The selling stockholders may sell their shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of such securities for whom they may act as agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

    The common stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be effected by means of one or more of the following transactions (which may involve cross or block transactions):

    - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale,

    - in the over-the-counter market,

    - in transactions otherwise than on such exchanges or services or in the over-the-counter market or

    - through the purchase and sale of over-the-counter options.

    In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker/dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver common stock to close out such short positions, or loan or pledge common stock to broker/ dealers that in turn may sell such securities.

    At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

    To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

    The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. The foregoing may affect the marketability of such securities.

    Pursuant to the various registration rights agreements with the selling stockholders who received their shares of common stock in connection with the above acquisitions, all expenses of the registration of the common stock will be paid by us, including, without limitation, SEC filing fees; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. The selling stockholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by the selling stockholders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

    In addition, any common stock covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this prospectus. There is no assurance that any selling stockholder will sell any or all of the common stock, and any selling stockholder may transfer, devise or gift such common stock by other means not described herein.

    We will be permitted to suspend the use of the prospectus which is a part of the shelf registration statement for a period not to exceed 90 days in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events.

                           INCORPORATION BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. The documents contain important information about 24/7 Media and its finances. We incorporate by reference our:

    - Annual Report on Form 10-K for the year ended December 31, 1998 (SEC file number 000-29768;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (SEC file number 000-29768);

    - Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (SEC file number 000-29768;

    - Current Reports on Form 8-K dated April 28, 1999, March 23, 1999, and September 1, 1999 (SEC file number 000-29768);

    - Current Report on Form 8-K dated October 29, 1999 (SEC file number 000-29768); and

    - The description of the 24/7 Media common stock contained in our Registration Statement on Form 8-A dated July 28, 1998 registering the 24/7 Media common stock under Section 12(g) of the Exchange Act.

    In addition, all of our filings with the SEC after the date of this prospectus under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference and to be a part of this document until this offering is terminated or completed.

    Any statement contained in the prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in the any applicable prospectus supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

24/7 Media Inc.
Megan M. Hurley
Vice President, Associate General Counsel
1250 Broadway, 28th Floor
New York, New York 10001
(212) 231-7100

    This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than on the front of this document.

                                 LEGAL MATTERS

    The validity of the securities offered under this registration statement will be passed upon for 24/7 Media by Proskauer Rose LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements and the supplemental consolidated financial statements of 24/7 Media, Inc. and subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended
December 31, 1998, have been audited by KPMG LLP, independent certified public accountants, which have been incorporated by reference herein and in this registration statement in reliance upon the reports of KPMG LLP, which are also incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements incorporated by reference in this registration statement for Music Marketing Network, Inc. (d/b/a ConsumerNet) as of December 31, 1998 and 1997 and for the years then ended have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth an estimate of the expenses to be incurred by 24/7 Media, Inc. in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by 24/7 Media, Inc.:

                                                              AMOUNT TO
                                                               BE PAID
                                                              ---------
SEC Registration Fee........................................   $15,000
Legal Fees and Expenses.....................................   $ 5,000
Accounting Fees and Expenses................................   $ 5,000
Miscellaneous...............................................   $25,000
                                                               -------
    Total...................................................   $50,000
                                                               =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The General Corporation Law of the State of Delaware ("DGCL") permits the Company and its stockholders to limit directors' exposure to liability for certain breaches of the directors' fiduciary duty, either in a suit on behalf of the Company or in an action by stockholders of the Company.

    The Certificate of Incorporation of the Company (the "Charter") eliminates the liability of directors to stockholders or the Company for monetary damages arising out of the directors' breach of their fiduciary duty of care. The Charter also authorizes the Company to indemnify its directors, officers, incorporators, employees, and agents with respect to certain costs, expenses, and amounts incurred in connection with an action, suit, or proceeding by reason of the fact that such person was serving as a director, officer, incorporator, employee, or agent of the Company. In addition, the Charter permits the Company to provide additional indemnification rights to its officers and directors and to indemnify them to the greatest extent possible under the DGCL. The Company has entered into indemnification agreements with each of its officers and directors and intends to enter into indemnification agreements with each of its future officers and directors. Pursuant to such indemnification agreements, the Company has agreed to indemnify its officers and directors against certain liabilities, including liabilities arising out of the offering made by this registration statement.

    The Company maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of the Company for certain liabilities, including certain liabilities which may arise out of this registration statement.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Charter. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 16. EXHIBITS

    The following is a list of Exhibits filed as part of the Registration
Statement:

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
         3.1            Amended and Restated Certificate of Incorporation
                        (incorporated by reference to Exhibit 3.1 of 24/7 Media,
                        Inc.'s Registration Statement on Form S-1 (File No.
                        333-70857)).

         3.2            Bylaws (incorporated by reference to Exhibit 3.5 of 24/7
                        Media, Inc.'s Registration Statement on Form S-1 (File No.
                        333-70857)).

         4.1            Agreement and Plan of Merger, dated March 8, 1999, by and
                        among 24/7 Media, Inc., Factor K Acquisition Corp. and Sift,
                        Inc. (incorporated by reference to Exhibit 10.25 to 24/7
                        Media, Inc.'s Registration Statement on Form S-1 (File No.
                        333-70857)).

         4.2            Registration Rights Agreement, dated as of July 26, 1999, by and among 24/7 Media, Inc. and the holders named therein.

         4.3            Registration Rights Agreement, dated as of August 26, 1999, by and among 24/7 Media, Inc. and the holders named therein.

         4.4            Registration Rights Agreement, dated as of August 17, 1999, by and among 24/7 Media, Inc. and the holders named therein.

          *5            Opinion of Proskauer Rose LLP.

        23.1            Consent of Proskauer Rose LLP, included in Exhibit 5.

        23.2            Consent of KPMG LLP.

        23.3            Consent of Arthur Andersen LLP.

          24 Power of Attorney, included on the signature page of this Registration Statement.

------------------------

*   To be filed by amendment.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made of the securities offered hereby, a post-effective amendment to this Registration Statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

REQUEST FOR ACCELERATION OF EFFECTIVE DATE

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of New York, State of New York, on this 28th day of October, 1999.

                                                       24/7 MEDIA, INC.

                                                       By:              /s/ DAVID J. MOORE
                                                            -----------------------------------------
                                                                          David J. Moore
                                                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    We, the undersigned directors and/or officers of 24/7 Media, Inc. (the "Company"), hereby severally constitute and appoint David J. Moore, Chief Executive Officer, C. Andrew Johns, Chief Financial Officer, and Mark E. Moran, General Counsel, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-3 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and purposes as each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on October 28, 1999:

                        NAME                                               TITLE
                        ----                                               -----
                 /s/ DAVID J. MOORE
     -------------------------------------------       Chief Executive Officer and Director
                   David J. Moore                        (Principal Executive Officer)

                /s/ R. THEODORE AMMON
     -------------------------------------------       Chairman of the Board
                  R. Theodore Ammon

                /s/ JACOB I. FRIESEL
     -------------------------------------------       Executive Vice President and Director
                  Jacob I. Friesel

                /s/ JOHN F. BARRY III
     -------------------------------------------       Director
                  John F. Barry III

                 /s/ JACK L. RIVKIN
     -------------------------------------------       Director
                   Jack L. Rivkin

                        NAME                                               TITLE
                        ----                                               -----
                  /s/ ARNIE SEMSKY
     -------------------------------------------       Director
                    Arnie Semsky

            /s/ CHARLES W. STRYKER, PH.D.
     -------------------------------------------       Director
              Charles W. Stryker, Ph.D.

                 /s/ C. ANDREW JOHNS                   Executive Vice President, Treasurer & Chief
     -------------------------------------------         Financial Officer (PrincipalFinancial
                   C. Andrew Johns                       Officer)

                 /s/ STUART D. SHAW
     -------------------------------------------       Senior Vice President and Controller
                   Stuart D. Shaw                        (Principal Accounting Officer)

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
         3.3            Amended and Restated Certificate of Incorporation
                        (incorporated by reference to Exhibit 3.1 of 24/7 Media,
                        Inc.'s Registration Statement on Form S-1 (File No.
                        333-70857)).

         3.4            Bylaws (incorporated by reference to Exhibit 3.5 of 24/7
                        Media, Inc.'s Registration Statement on Form S-1 (File No.
                        333-70857)).

         4.1 Agreement and Plan of Merger, dated March 8, 1999, by and among 24/7 Media, Inc.,
                        Factor K Acquisition Corp. and Sift, Inc. (incorporated by reference to Exhibit 10.25 to 24/7 Media, Inc.'s
                        Registration Statement on Form S-1 (File No. 333-70857)).

         4.2            Registration Rights Agreement, dated as of July 26, 1999, by and among 24/7 Media, Inc. and the holders named therein.

         4.3            Registration Rights Agreement, dated as of August 26, 1999, by and among 24/7 Media, Inc. and the holders named therein.

         4.4            Registration Rights Agreement, dated as of August 17, 1999, by and among 24/7 Media, Inc. and the holders named therein.

          *5            Opinion of Proskauer Rose LLP.

        23.1            Consent of Proskauer Rose LLP, included in Exhibit 5.

        23.2            Consent of KPMG LLP.

        23.3            Consent of Arthur Andersen LLP.

          24 Power of Attorney, included on the signature page of this Registration Statement.

------------------------

*   To be filed by amendment.